October 27, 2016

PERSONAL & CONFIDENTIAL

Waqaas Al-Siddiq

Chairman and Chief Executive Officer

Biotricity Inc.

75 International Blvd, Suite 300

Toronto ON M9W 6L9

Dear Waqaas:

Highline Research Advisors (“Highline”), acting through Corinthian Partners LLC  (“Corinthian”), is pleased to act as exclusive financial advisor to Biotricity Inc. (the “Company”) with respect to assisting the Company in its capital raising efforts as well as assisting the Company in the review of potential financing alternatives available to the Company and to provide the Company with recommendations with respect to the options available to it for meeting its capital needs. During the term of this engagement, the Company will not solicit or negotiate with any other person or entity to act as financial advisor, underwriter, or placement agent or to provide other investment services to the Company, except as set forth in Section 5 below.

1.

Services.  In connection with this engagement, Highline will perform the following services:

a.

Review the Company’s current financing arrangements;

b.

Analyze the Company’s operating projections and market conditions;

c.

Provide the Company management with recommendations regarding methods of addressing the Company’s financing needs; and

d.

To represent the Company as the sole or lead placement agent, underwriter, book-runner or similar representation in its efforts to obtain financing of up to $12 million in the form of a private placement, public offering, whether in one or a series of transactions, in a private or public offering of equity, convertible debt or equity, equity linked securities or any other securities (as so represented by Corinthian and/or Highline, a “Capital Raising Transaction”).  Highline will introduce, either directly or through sub-agents, the Company to potential investors who may have an interest in financing the Company and will advise the Company with respect to the proposed structure, terms and conditions of the financing.  Highline will help the Company prepare for investor meetings, management presentations, responses to requests for data and other activities.  Highline will assist the Company in managing the process of negotiating and closing the financing. This includes reviewing all proposals from potential financing sources, analyzing the terms of such proposals and participating in presentations to the Company’s Board of Directors regarding any proposals, as well as reviewing the transaction documentation and other closing activities.  The Company is free, at its sole discretion, to accept or reject the terms of any proposed financing. For purposes of Section 5 below, Corinthian and/or Highline shall provide to the Company in writing, with reasonable specificity (i.e., it must include the name(s) of individuals that Corinthian and/or Highline has a preexisting, substantive relationship that it or they reasonably believe in good faith is a prospective investor in a Capital Raising Transaction in order to qualify), the name(s) of bona fide prospective investors to whom it or they propose to market the Capital Raising Transaction, which may be updated by Corinthian and/or Highline from time to time to add additional prospective investors.

2.

Information Provided to Highline. In connection with our engagement, the Company has agreed to furnish to Highline, on a timely basis, all relevant information needed by Highline to perform under the terms of this agreement. During our engagement, it may be necessary for us: to interview the management of, the auditors for, and the consultants and advisors to the Company; to rely (without independent verification) upon data furnished to us by them; and to review any financial and other reports relating to the business and financial condition of the Company as we may determine to be relevant under the circumstances.  In this connection, the Company will make available to all relevant information, including such information as we may request with respect to the assets, liabilities, earnings, earning power, financial condition, historical performance, future prospects and financial projections and the assumptions used in the development of such projections. We agree that all non-public information obtained by us in connection with our engagement will be held by us in confidence and will be used by us solely for the purpose of performing our obligations relating to our engagement.

We do not assume any responsibility for, or with respect to, the accuracy, completeness or fairness of the information and data supplied to us by the Company or its representatives. In addition, the Company acknowledges that we will assume, without independent verification, all information supplied to us with respect to the Company to be true, correct and complete in all material respects and not contain any untrue statements of material fact or omit to state a material fact necessary to make the information supplied to us not misleading. If at any time during the course of our engagement the Company becomes aware of any material change in any of the information previously furnished to us, it will promptly advise us of the change.

3.

Company Representations.  The Company will retain Company counsel and request that they address and deliver to the Company and us a letter dated as of the date of the Closing any Capital Raising Transaction containing statements customary for similar transactions and addressing such additional matters as Highline and Corinthian shall reasonably request.

4.

Scope of Engagement.  The Company acknowledges that we will not make, or arrange for others to make, an appraisal of any physical assets of the Company.  Nonetheless, if we determine after review of the information furnished to us that any such appraisal or appraisals are necessary or desirable, we will undertake such appraisal and any costs incurred in connection with such appraisal(s) will be borne by the Company; provided we give at least five (5) days’ prior written notice of such undertaking to the Company. Highline has been engaged by the Company only in connection with the matters described in this letter agreement and for no other purpose.  We have not made, and will assume no responsibility to make any representation in connection with our engagement as to any legal matter. Except as specifically provided in this letter agreement, Highline shall not be required to render any advice or reports in writing or to perform any other services.

5.

Term of Engagement.  Our representation on an exclusive basis will continue for a period of twelve (12) months from the date this letter agreement is executed with Highline and Corinthian; provided however, that either party may terminate the relationship and this letter agreement at any time upon thirty (30) days written notice to the other party.  Notwithstanding the foregoing, in the event of termination or expiration of this agreement, Highline’s expenses incurred will be payable in full under Section 6 and your obligation to pay any applicable Financing Completion Fee under Section 6 will continue for the twelve (12) month period commencing with such termination or expiration (the “Tail Period”); provided, however, the Company shall only be obligated during the Tail Period to pay a Financing Completion Fee with respect to any capital raised from a Covered Investor (as defined below). For purposes of this Agreement, “Covered Investor” shall mean (i) any investor or potential investor identified to the Company in accordance with Section 1(d) above, whether through a sub-agent or directly and (ii) any other investor which Corinthian and/or Highline has arranged to have a conference call or face-to-face meeting with the Company in connection with a Capital Raising Transaction after prior approval of the Company, and such call or meeting took place.

6.

Fees and Expenses.  The Company agrees to reimburse Highline for all reasonable out-of-pocket expenses incurred by Corinthian and Highline in connection with its or their services pursuant to this Agreement, whether or not a transaction occurs (but subject to a cap on non-legal expenses of $5,000), and subject in any event to the prior approval of the Company for any non-legal expenses over $1,000. All legal expenses incurred by Highline for services provided by counsel will be further discussed and agreed upon prior to a transaction.

a.

Capital Raising

(i)

Financing Completion Fee.

Funds raised directly by Corinthian.  During the term of this agreement (and thereafter as provided in Section 5 above), at the time the Capital Raising Transaction closes, Corinthian, will be paid a cash fee (the “Financing Completion Fee”) equal to 8.0% of the total gross proceeds received by the Company, except as provided for below with regard to funds raised by sub-agents of Corinthian.

Funds raised through sub-agent(s) of Corinthian.  If during the term of this agreement, Corinthian enters into sub-agency agreement(s) with other FINRA registered broker-dealers, Corinthian will be paid a cash fee (the “Financing Completion Fee”) equal to 10.0% of the total gross proceeds received by the Company attributable to such sub-agents.

(ii)

Warrants.  During the term of this agreement (and thereafter as provided in Section 5 above), at the time the Capital Raising Transaction closes, the Company shall issue to Corinthian warrants to purchase common stock in an amount equal to 8.0% of the number of shares of common stock (or common stock equivalents)  purchased by investors in the Capital Raising Transaction and that the investors obtain a right to acquire through purchase, conversion, or exercise of convertible securities issued by the Company in the Capital Raising Transaction that closes during the term of this agreement (and thereafter as provided in Section 5 above).  The warrants will be immediately exercisable at the price per share at which the investor can acquire the common stock, adjusted for conversion, stock splits or other dilutive events. In the event there is no public market for the Company’s common stock and investors do not receive warrants in a Capital Raising Transaction, the exercise price of the warrants due Corinthian will be equal to the price per share that investors in the Capital Raising Transaction are able to purchase securities from the Company.  The warrants will also include piggyback registration rights, a net exercise provision, and will have a term of five years from the closing date of the Capital Raising Transaction.

7.

Indemnity and Contribution.  The parties agree to the terms the indemnification agreement attached hereto as Appendix A and incorporated herein by reference. The provisions of this paragraph shall survive any termination of this agreement.

8.

Other Business.  The Company understands that if Highline is asked to act for the Company in any other formal additional capacity relating to this engagement but not specifically addressed in this letter, then such activities shall constitute separate engagements and the terms and conditions of any such additional engagements will be embodied in one or more separate written agreements, containing provisions and terms to be mutually agreed upon, including without limitation appropriate indemnification provisions.  The indemnity provisions in Appendix A shall apply to any such additional engagements, unless superseded by an indemnity provision set forth in a separate agreement applicable to any such additional engagements, and shall remain in full force and effect in accordance with its terms regardless of any completion, modification or termination of Highline’s and Corinthian’s engagement(s).

9.

Other Corinthian Activities. Corinthian is a full service securities firm engaged in securities trading and brokerage activities as well as investment banking and financial advisory services.  In the ordinary course of our trading and brokerage activities, Corinthian or its affiliates may hold positions, for its own account or the accounts of customers, in equity, debt or other securities of the Company.  The Company also acknowledges that Corinthian and its affiliates are in the business of providing financial services and consulting advice to others. Nothing herein contained shall be construed to limit or restrict Corinthian in conducting such business with respect to others, or in rendering such advice to others, except as such advice may relate to matters relating to the Company’s business and properties and that might compromise confidential information delivered by the Company to Corinthian.

10.

Confidentiality of Advice. Except as otherwise provided in this paragraph, any written or other advice rendered by Highline pursuant to its engagement hereunder is solely for the use and benefit of the Company and shall not be publicly disclosed in whole or in part, in any manner or summarized, excerpted from or otherwise publicly referred to or made available to third parties, other than representatives and agents of the Company, without Highline’s prior written approval, unless such disclosure is required by law. In addition, neither Highline nor Corinthian may be otherwise publicly referred to without their prior written consent.

11.

Compliance with Applicable Law.  In connection with this engagement, the Company and Corinthian will comply with all applicable federal, state and foreign securities laws and other applicable laws and regulations.

12.

Independent Contractor.  Highline and Corinthian are and at all times during the term hereof will remain independent contractors, and nothing contained in this letter agreement will create the relationship of employer and employee or principal and agent as between the Company and Corinthian or any of its employees.  Without limiting the generality of the foregoing, all final decisions with respect to matters about which Highline has provided services hereunder shall be solely those of the Company, and neither Highline nor Corinthian shall have any liability relating thereto or arising therefrom.  Neither Highline nor Corinthian shall have authority to bind or act for the Company in any respect. It is understood that Highline’s and Corinthian’s responsibilities to the Company are solely contractual in nature and that neither Highline nor Corinthian owe the Company, or any other party, any fiduciary duty as a result of its engagement.

13.

Successors and Assigns.  This letter agreement and all obligations and benefits of the parties hereto shall bind and shall inure to their benefit and that of their respective successors and assigns.  The indemnity and contribution provisions incorporated into this letter agreement are for the express benefit of the officers, directors, employees, consultants, agents and controlling persons of Highline and Corinthian and their respective successors, assigns and parent companies.

14.

Announcements. Upon completion of the Capital Raising Transaction, the Company grants to Highline and Corinthian the right to place customary announcement(s) of this engagement in certain newspapers and to mail announcement(s) to persons and firms selected by Highline and Corinthian, the whole subject to the Company’s prior approval, shall be in accordance with all applicable laws and all costs of such announcement(s) will be borne by Highline and Corinthian.

15.

Notices

.  All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or otherwise delivered by hand or by messenger addressed:

(a)

if to the Company, at the address on the first page hereof, or at such address or facsimile number as shown in Corinthian’s records as may be updated in writing from time to time; or

(b)

if to Corinthian, a scanned copy sent by email to mmanoff@corinthianpartners.com; or

(c)

if to Highline a scanned copy sent by email to tkalem@highlineresearchadvisors.com.

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, or, if sent by mail, at the earlier of its receipt or 5 business days after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid or, if sent by facsimile, the business day following confirmation of facsimile transfer or, or, if sent by nationally recognized overnight delivery service, on the date when delivered.

16.

Governing Law and Arbitration. This agreement shall be governed by and construed under the laws of the State of California applicable to contracts made and to be performed entirely within the State of California. Any dispute, claim or controversy arising out of or relating to this agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by binding arbitration in the City and County of San Francisco, before one arbitrator. The arbitration shall be administered by JAMS and in English. Judgment on the award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction. Each party will bear its own costs for arbitration.  The prevailing party in arbitration shall be entitled to reasonable attorneys’ fees. The provisions of this paragraph shall survive any termination of this agreement.

17.    General Provisions. No purported waiver or modification of any of the terms of this letter agreement will be valid unless made in writing and signed by the parties hereto.  Section headings used in this letter agreement are for convenience only, are not a part of this letter agreement and will not be used in construing any of the terms hereof.  This letter agreement constitutes and embodies the entire understanding and agreement of the parties hereto relating to the subject matter hereof, and there are no other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof, including but not limited to that Letter of Intent dated June 2, 2015 between the Company and Highline, which is deemed terminated and of no further force and effect. No representation, promise, inducement or statement of intention has been made by either of the parties hereto which is to be embodied in this letter agreement, and none of the parties hereto shall be bound by or liable for any alleged representation, promise, inducement or statement of intention, not so set forth herein. No provision of this letter agreement shall be construed in favor of or against either of the parties hereto by reason of the extent to which either of the parties or its counsel participated in the drafting hereof.  If any provision of this letter agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, the remaining provisions hereof shall in no way be affected and shall remain in full force and effect. This letter agreement may be executed in any number of counterparts and by facsimile signature.

18.

Future Rights.  If at any time during the term of this Agreement or during the Tail Period, the Company proposes to effect a financing, or future offering of securities, contemplates conducting a financing or future offering of securities, receives an offer to conduct such a financing or future offering of securities or to engage an investment banking firm or broker dealer to provide any other services to the Company (other than the services to be provided by Corinthian and/or Highline hereunder during the term of this Agreement and the Tail Period, which shall not be governed by this Section 18), the Company shall offer to retain Corinthian and, if legally permitted, Highline) as its advisor, investment banker or broker dealer in connection with such financing or future offering of securities or the provision of such other advisory services or other matter, upon such terms as the parties may mutually agree, such terms to be set forth in a separate engagement letter or other agreement between the parties. Such offer shall be made in writing in order to be effective. The Company shall not offer to retain any other investment banking firm or broker dealer in connection with any such financing or future offering of securities or other matter on terms more favorable than those discussed with Corinthian and Highline without offering to retain Corinthian (and, if applicable, Highline) on such more favorable terms.  Corinthian (and, if applicable, Highline) shall notify the Company within ten (10) days of its receipt of the written offer contemplated above as to whether or not it agrees to accept such retention.  If Corinthian (and, if applicable, Highline) should decline such retention, the Company shall have no further obligations to Corinthian or Highline with respect to that particular offer, except as specifically provided for herein.

If the foregoing correctly sets forth your understanding of our agreement, please sign the enclosed copy of this letter and return it to Corinthian.

Very truly yours,

CORINTHIAN PARTNERS, LLC

By:

Mitchell Manoff

            Chief Executive Officer

HIGHLINE RESEARCH ADVISORS LLC

By:

Theodore E. Kalem

President

The undersigned hereby accepts, agrees to and becomes party to the foregoing letter agreement, effective as of the date first written above.

BIOTRICITY INC.

By:

     Waqaas Al-Siddiq,

     Chairman and Chief Executive Officer

APPENDIX A—INDEMNIFICATION AGREEMENT

The Company agrees to indemnify and hold harmless Corinthian and its officers, directors, employees, consultants, attorneys, agents, affiliates, parent company and controlling persons (within the meaning of Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended) (Corinthian and each such other persons are collectively and individually referred to below as an "Indemnified Party") from and against any and all loss, claim, damage, liability and expense whatsoever, as incurred, including, without limitation, reasonable costs of any investigation, legal and other fees and expenses incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted, to which the Indemnified Party may become subject under any applicable federal or state law (whether in tort, contract or on any other basis) or otherwise, (i) arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in any private placement memorandum, registration statement (including documents, incorporated by reference) (the “Registration Statement”) or in any other written or oral communication provided by or on behalf of the Company to any actual or prospective purchaser of the securities or arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) related to the performance by the Indemnified Party of the services contemplated by this letter agreement (including, without limitation, the offer and sale of the securities) and will reimburse the Indemnified Party for all expenses (including legal fees and expenses) in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not the Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by the Company.  The Company will not be liable under clause (ii) of the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court or arbitrator, not subject to appeal or further appeal, to have resulted directly from the Indemnified Party's willful misconduct or gross negligence.  The Company also agrees that the Indemnified Party shall have no liability (whether direct or indirect, in contract, tort or otherwise) to the Company related to, or arising out of, the engagement of the Indemnified Party pursuant to, or the performance by the Indemnified Party of the services contemplated by, this letter agreement except to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court or arbitrator, not subject to appeal or further appeal, to have resulted directly from the Indemnified Party's willful misconduct or gross negligence.

If the indemnity provided above shall be unenforceable or unavailable for any reason whatsoever (other than the willful misconduct or gross negligence of the Indemnified Party), the Company, its successors and assigns, and the Indemnified Party shall contribute to all such losses, claims, damages, liabilities and expenses (including, without limitation, all costs of any investigation, legal or other fees and expenses incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted) (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and Corinthian under the terms of this letter agreement or (ii) if the allocation provided for by clause (i) of this sentence is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i), but also the relative fault of the Company and Corinthian in connection with the matter(s) as to which contribution is to be made.  The relative benefits received by the Company and Corinthian shall be deemed to be in the same proportion as the fee the Company actually pays to Corinthian bears to the total value of the consideration paid or to be paid by the Company and/or the Company's shareholders in the transaction(s) contemplated in this letter agreement.  The relative fault of the Company and Corinthian shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or by Corinthian and the Company’s and Corinthian’s relative intent, knowledge, access to information and opportunity to correct.  The Company and Corinthian agree that it would not be just or equitable if contribution pursuant to this paragraph were determined by pro rata allocation or by any other method of allocation which does not take into account these equitable considerations. Notwithstanding the foregoing, to the extent permitted by law, in no event shall the Indemnified Party's share of such losses, claims, damages, liabilities and expenses exceed, in the aggregate, the fee actually paid to the Indemnified Party by the Company.  The Company further agrees that, without Corinthian’s prior written consent, which consent will not be unreasonably withheld, it will not enter into any settlement of a lawsuit, claim or other proceeding arising out of the transactions contemplated by this agreement unless such settlement includes an explicit and unconditional release from the party bringing such lawsuit, claim or other proceeding of all such lawsuits, claims, or other proceedings against the Indemnified Parties.

The Indemnified Party will give prompt written notice to the Company of any claim for which it seeks indemnification hereunder, but the omission to so notify the Company will not relieve the Company from any liability which it may otherwise have hereunder except to the extent that the Company is damaged or prejudiced by such omission or from any liability it may have other than under this Appendix A.  The Company shall have the right to assume the defense of any claim, lawsuit or action (collectively an "action") for which the Indemnified Party seeks indemnification hereunder, subject to the provisions stated herein with counsel reasonably satisfactory to the Indemnified Party.  After notice from the Company to the Indemnified Party of its election to assume the defense thereof, and so long as the Company performs its obligations pursuant to such election, the Company will not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation.  The Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof at its own expense; provided, however, that the reasonable fees and expenses of such counsel shall be at the expense of the Company if (i) the employment thereof has been specifically authorized by the Company in writing,

(ii) the Company has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) the named parties to any such action (including any impleaded parties) include both the Indemnified Party and the Company and the Indemnified Party shall have reasonably concluded, based on advice of counsel, that there may be legal defenses available to the Indemnified Party which are different from, or in conflict with, any legal defenses which may be available to the Company (in which event the Company shall not have the right to assume the defense of such action on behalf of the Indemnified Party, it being understood, however, that the Company shall not be liable for the reasonable fees and expenses of more than one separate firm of attorneys for all Indemnified Parties in each jurisdiction in which counsel is needed).  Despite the foregoing, the Indemnified Party shall not settle any claim without the prior written approval of the Company, which approval shall not be unreasonably withheld, so long as the Company is not in material breach of this Appendix A.  Also, each Indemnified Party shall make reasonable efforts to mitigate its losses and liabilities.  In addition to the Company's other obligations hereunder and without limitation, the Company agrees to pay monthly, upon receipt of itemized statements therefore, all reasonable fees and expenses of counsel incurred by an Indemnified Party in defending any claim of the type set forth in the preceding paragraphs or in producing documents, assisting in answering any interrogatories, giving any deposition testimony or otherwise becoming involved in any action or response to any claim relating to the engagement referred to herein, or any of the matters enumerated in the preceding paragraphs, whether or not any claim is made against an Indemnified Party or an Indemnified Party is named as a party to any such action.

CONFIDENTIAL

February 13, 2017

Biotricity Inc.

275 Shoreline Drive, Suite 150

Redwood City, CA 94065

Attention: Waqaas Al-Siddiq

Gentlemen:

Reference is hereby made to that letter agreement (the “Agreement”), dated October 27, 2016, by and among Biotricity Inc. (the “Company”), Corinthian Partners, LLC (“Corinthian”) and Highline Research Advisors LLC, an affiliate of Corinthian (now known as HRA Capital; “Highline”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Agreement.

The Company, Highline and Corinthian have agreed to amend and modify certain terms and conditions of the Agreement, as further set forth below.

1.

Section 5 of the Agreement is hereby amended and modified to replace the second reference therein of “twelve (12) months” with “twelve (12) months (or twenty four (24) months, in the case of retail investors in the Capital Raising Transaction introduced by Paulson (as defined below), but not for purposes of Section 18)”.

2.

Section 6 of the Agreement is hereby amended and modified to provide for the following at the end of the last sentence of the first paragraph of such section:

“; provided, however, the Company shall pay a one-time $25,000 non-accountable fee to cover the legal fees of Paulson Investment Company, LLC, a sub-placement agent to Corinthian (“Paulson”), at the time of the first closing of the Capital Raising Transaction”

3.

The paragraph entitled “Funds Raised through sub-agent(s) of Corinthian” in Section 6(a)(i) of the Agreement is hereby amended, restated and replaced in its entirety with the following:

“Funds raised through sub-agent(s) of Corinthian.  If during the term of this agreement, Corinthian enters into sub-agency agreement(s) with other FINRA registered broker-dealers (“Sub-Agents”), (i) Corinthian and Paulson (if Paulson shall be the Sub-Agent), collectively, will be paid a cash fee (the “Financing Completion Fee”) equal to 13.0% of the total gross proceeds received by the Company attributable to Paulson in the Capital Raising Transaction and (ii) Corinthian and any other Sub-Agent(s), collectively, will be paid a cash fee (the “Financing Completion

Fee”) equal to 10.0% of the total gross proceeds received by the Company attributable to such other Sub-Agent(s) in the Capital Raising Transaction.”

Except as expressly set forth herein, the Agreement shall remain in full force and effect. The Agreement, as amended and modified by this letter agreement, contain the entire agreement among the Company, Highline and Corinthian with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements and understandings with respect thereto.

This letter agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Fax and electronic signatures shall be deemed originals for all purposes hereof.

This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of laws.

Very truly yours,

CORINTHIAN CAPITAL, INC.

By:___________________________

Name:

Title:

HRA ADVISORS

By:___________________________

Name:

Title:

ACCEPTED AND AGREED TO

AS OF THE ABOVE DATE:

BIOTRICITY INC.

By:_________________________

Name: Waqaas Al-Siddiq

Title: